Exhibit 21.1 Subsidiaries

Mercury Casualty Company
Mercury Insurance Company
Mercury Insurance Company of Illinois
Mercury Indemnity Company of Illinois
Mercury Insurance Company of Georgia
Mercury Indemnity Company of Georgia
Mercury Insurance Company of Florida
Mercury Indemnity Company of Florida
California Automobile Insurance Company
California General Underwriters Insurance Company, Inc.
Concord Insurance Services, Inc.
Mercury Insurance Services, LLC
Mercury County Mutual Insurance Company *
American Mercury Insurance Company
American Mercury Lloyds Insurance Company *
AFI Management Company, Inc.
American Mercury MGA, Inc.

*    Controlled by Mercury General Corporation